Exhibit 99.3

Vermillion Strengthens Board of Directors with Appointments of Veronica Jordan, Ph.D., and David Schreiber

AUSTIN, Texas, December 12, 2014 – Vermillion, Inc. (NasdaqCM:  VRML), a bio-analytical solutions company focused on gynecologic disease, announced today the appointments of Veronica G. H. Jordan, Ph.D., and David R. Schreiber to the Company’s Board of Directors, bringing the total number of directors to eight, seven of whom are independent.

Jim LaFrance, Chairman, President, and Chief Executive Officer of Vermillion, stated, “I am tremendously pleased to announce the appointments of Veronica and David to our board of directors.  Each of them brings vast experience in key areas of operations, as well as broad and deep understanding of the healthcare industry and the growing need for predictive medicine.  We look forward to benefiting from their insights and strategic guidance as we advance our agenda of bringing high value diagnostic and analytics solutions to the healthcare industry with the goal of improving patient outcomes in the area of women’s health.”

Veronica Jordan, Ph.D. is an accomplished entrepreneur and international business leader.  As an advisor to life science and healthcare firms, she brings to Vermillion significant experience in all aspects of the business cycle from raising capital, integrating acquisitions and negotiating licensing and partnership arrangements to business development and sales and marketing. From 2001-2006, she was President/CEO and a director of Medelle Corporation, a private, venture capital funded medical device company in women’s health. Prior to that she served for fourteen years in various executive positions at PAREXEL International. Earlier, she held business and international leadership roles at Biogen Idec and managed an R&D department for Baxter International. Dr. Jordan currently serves on the board of Albany Molecular Research Inc. (NASDAQ: AMRI), a global contract drug discovery, development, and manufacturing company. She also serves on the Boards of a number of not-for-profit organizations working to advance various healthcare initiatives.  Dr. Jordan received her Bachelor of Arts in Biochemistry from Cambridge University and her Ph.D. in Biochemistry/Cell Biology from Oxford University. She is a member of the National Association of Corporate Directors, Board Leaders, Corporate Directors Group, Women’s Corporate Directors, and Women Business Leaders in US Healthcare Industry.

David Schreiber has more than 30 years of corporate and consulting experience in the healthcare industry, particularly in the area of corporate finance, operations, and mergers and acquisitions. Since 2004, he has provided consulting services on a wide variety of healthcare projects including Welsh Carson Anderson & Stowe’s 2014 sale of Solstas Lab Partners to Quest Diagnostics and the 2007 sale of Ameripath/Specialty Laboratories to Quest. In addition, he currently supports M&A due diligence research in the lab industry for Warburg Pincus. His corporate experience includes serving as Senior Vice President & Chief Financial Officer of publicly traded DIANON Systems from 1996 until its successful sale to LabCorp in

2003. He has also served in key management roles at Corning Clinical Laboratories and Unilab Corporation.  He currently serves on the board of directors of Response Genetics, Inc. (NASDAQ: RGDX) and has served on the boards of Nanogen Inc., DIANON Systems and Specialty Laboratories, Inc., where he served as interim CEO/CFO to oversee its turnaround and subsequent sale.  Mr. Schreiber received his Bachelor of Science in Finance and his Masters In Business Administration from Northern Illinois University.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in gynecologic disease. The company's lead diagnostic, OVA1®, is a blood test for pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. As the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, OVA1 represents a new class of software-based diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

Investor Relations Contact:

Michael Wood

LifeSci Advisors, LLC

Tel: 646 597 6983

mwood@lifesciadvisors.com